BLUEGREEN VACATIONS

REPORTS FINANCIAL RESULTS FOR FIRST  QUARTER 2022

BOCA RATON, Florida – May 5, 2022 – Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB) (the “Company" or “Bluegreen”) reported today its financial results for the quarter ended March 31, 2022.

Key Highlights for the Quarter Ended March 31, 2022:

•	Net income attributable to shareholders increased 438% to $16.0 million from $3.0 million in the prior year quarter.
•	Diluted Earnings Per Share (“EPS”) increased 407% to $0.76 from $0.15 in the prior year quarter.
•	Total revenue increased 33% to $195.1 million from $146.4 million in the prior year quarter.
•	System-wide sales of VOIs increased 42% to $151.5 million from $107.0 million in the prior year quarter.
•	Vacation packages sold were 41,990 compared to 49,374 in the prior year quarter.
•	Vacation packages outstanding of 200,627 compared to 132,142 outstanding as of March 31, 2021.
•	Resort operations and club management segment adjusted EBITDA increased 13% to $20.6 million from $18.2 million in the prior year quarter.
•	Adjusted EBITDA attributable to shareholders increased 145% to $31.1 million from $12.7 million in the prior year quarter. (1)
•	Free cash flow increased 211% to $24.6 million from $7.9 million in the prior year quarter. (2)
•	Expanded and extended its syndicated corporate credit line from a $225.0 million facility to a $300.0 million facility, with an improved interest rate structure.
•	Subsequent to quarter end, completed a private offering and sale of approximately $172.0 million of VOI receivable-backed Notes in April 2022.

(1) See appendix for reconciliation of adjusted EBITDA attributable to shareholders to net income attributable to shareholders for each respective period.

(2) See appendix for reconciliation of free cash flow to net cash provided by operating activities for each respective period.

Alan B. Levan, Chairman and Chief Executive Officer of Bluegreen Vacations Holding Corporation, commented, “After producing encouraging results and achieving upward momentum throughout 2021, we are excited to begin 2022 building on the success of our Bluegreen Renewal Program. As previously announced, the Bluegreen Renewal Program is part of our Company-wide effort to revitalize sales, grow revenue, and improve efficiency. We believe our ongoing focus on the Program combined with our concentrated energies culminated into a number of new milestones during the first quarter of 2022 including record system-wide sales of VOIs driven by an all-time record average sales price per transaction. During the first quarter of 2022, system-wide sales grew 42% versus the first quarter of 2021. Further, the record sales performance experienced during the first quarter of 2022 were driven by a 40% increase in guest tours and a 1% increase in sales volume per guest, reflecting a 17% increase in average sales price per transaction.  We are also pleased to note that Bluegreen’s sales to new customers during the first quarter of 2022 represented 43% of system-wide sales of VOIs, an improvement in sales mix which we believe will support net owner growth in the future.”

“Our sales are driven by the success of our marketing programs, and Bluegreen’s marketing to new customers generally begins with the sale of a vacation package to a prospect. During the first quarter of 2022, we sold 41,990 vacation packages compared to 49,374 in the first quarter of 2021. We believe the decrease in vacation packages sold during the first quarter of 2022 was due to the challenging labor market which impacted staffing levels and consequently package sales at our kiosks. We are optimistic that our previous levels of package sales growth will again be realized from our existing, high volume marketing programs as labor conditions improve in the markets where we operate. Relative to our continued expansion into new locations, we believe that we have already began operations in locations where we expect comparatively higher volumes of vacation package sales to occur and will evaluate further expansion in 2022 based on store traffic and labor conditions in other markets.”

“We are very happy to see our owners’ continued enthusiasm for using the Bluegreen Vacation Club. During, the first quarter of 2022  we experienced an overall occupancy rate of approximately 77% at resorts with sales centers, an increase from the 70% occupancy experienced during the first quarter of 2021. Overall, the demand for vacations by Bluegreen Vacation Club owners has been strong and we believe our core strategy of primarily offering a ‘drive-to’ network of resorts will continue to serve as a growth driver.”

“Our Resort Operations and Club Management segment continued to perform well generating $20.6 million of Segment Adjusted EBITDA during the first quarter of 2022 versus $18.2 million during the first quarter of 2021. The 13% increase was driven by a 7% increase in segment revenue, partially offset by a 3% increase in segment expense (included in Segment Adjusted EBITDA). We anticipate that our Resort Operations and Club Management segment will continue to produce recurring EBITDA and free cash flow for the Company.”

“In addition, as previously discussed, labor availability has been a challenge in certain of our markets and we cannot predict the impact of the general economy, including increases in interest rates and inflationary trends, the pandemic and labor conditions on our operations in the future. But overall, we are very pleased with our first quarter results which we believe reflect a great start to the year,” Mr. Levan concluded.

# # #

Financial Results

(dollars in millions, except per share data)

	Three Months Ended March 31,
	2022	2021	Q1 2022 vs Q1 2021 % Change

Total revenue	$195.1	$146.4	33.3%
Income before non-controlling interest
and provision for income taxes	$25.4	$6.7	279.1%
Adjusted EBITDA Attributable to shareholders (1)	$31.1	$12.7	144.9%

(1) See Appendix for reconciliation of Bluegreen’s Adjusted EBITDA Attributable to BVH to Net Income Attributable to BVH.

Adjusted EBITDA was $31.1 million for the quarter ended March 31, 2022, including $35.7 million generated by the Sales of VOIs and Financing Segment and $20.6 million produced by the Resort Operations and Club Management segment, partially offset by $22.0 million of corporate overhead and other expenses and $3.3 million of Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations LLC, Bluegreen’s 51%-owned subsidiary.  Please see the discussion of Segment Results below for further information.

Segment Results

(dollars in millions, except per guest and per transaction amounts)

Sales of VOIs and Financing Segment

	Three Months Ended March 31,
	2022	2021	Q1 2022 vs Q1 2021 % Change

Sales of VOIs	$99.0	$55.9	77.1%
Segment adjusted EBITDA	$35.7	$21.1	69.2%
Provision for loan losses	14.3%	18.0%	(370)	bp
Cost of VOIs sold	12.0%	9.2%	280	bp
Financing revenue, net of financing expense	$18.7	$15.1	23.8%

Key Data Regarding Bluegreen’s System-wide sales of VOIs

	Three Months Ended March 31,
	2022	2021	Q1 2022 vs Q1 2021 % Change

System-wide sales of VOIs	$151.5	$107.0	41.6%
Segment adjusted EBITDA	$35.7	$21.1	69.1%
Number of total guest tours	48,861	34,821	40.3%
Average sales price per transaction	$20,226	$17,303	16.9%
Sales to tour conversion ratio	15.4%	17.8%	(240)	bp
Sales volume per guest ("VPG")	$3,110	$3,079	1.0%
Selling and marketing expenses, as a
% of system-wide sales of VOIs	55.0%	54.0%	(100)	bp
Provision for loan losses	14.3%	18.0%	(370)	bp
Cost of VOIs sold	12.0%	9.2%	280	bp

System-wide sales of VOIs were $151.5 million and $107.0 million during the three months ended March 31, 2022 and 2021, respectively.  System-wide sales of VOIs are driven by the number of guests attending a timeshare sale presentation (a “guest tour”) and our ability to convert such guest tours into purchases of VOIs. The number of guest tours is driven by a combination of the number of existing owner guests Bluegreen has staying at a resort with a sales center and the number of new guests who agree to attend a sale presentation. The number of guest tours was 40% higher while sales volume per guest, or VPG, was relatively flat in the first quarter of 2022 as compared to the first quarter of 2021.  The VPG performance in 2022 was driven by a 17% increase in average sales price per transaction, partially offset by a 240 basis point decrease in sale-to-tour conversion rate.

Fee-based Sales Commission Revenue

Fee-based sales commission revenue was $24.1 million during the first quarter of 2022, which represented approximately 67% of fee-based VOI sales during the quarter. Fee-based VOI sales represented 24% of system-wide sales of VOIs during the quarter.  Fee-based VOI sales are expected to be between 15% to 18% of system-wide sales of VOIs in 2022.

Cost of VOIs Sold

In the first quarter of 2022, Cost of VOIs sold represented 12% of sales of VOIs compared to 9% in the first quarter of 2021. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold. The Cost of VOIs sold as a percentage of sales of VOIs increased during the quarter ended March 31, 2022, as compared to the first quarter of 2021, primarily due to the relative mix of inventory being sold and lower secondary market inventory purchases in the 2022 quarter.

Selling and Marketing Expenses

	Three Months Ended March 31,
	2022	2021	Q1 2022 vs Q1 2021 % Change

Selling and marketing expenses, as a % of system-wide sales of VOIs	55.0%	54.0%	100	bp
Number of Bass Pro and Cabela's marketing locations	128	105	21.9%
Number of vacation packages outstanding, beginning of the period (1)	187,244	121,915	53.6%
Number of vacation packages sold	41,990	49,374	(15.0)%
Number of vacation packages outstanding, end of the period (1)	200,627	132,142	51.8%

(1)Excludes vacation packages sold to customers more than one year prior to the period presented and vacation packages sold to customers who had already toured but purchased an additional vacation package.

Selling and marketing expenses increased 45% in the first quarter of 2022 compared to 2021 and represented 55% and 54% of system-wide sales of VOIs, respectively.  The increase in selling and marketing expenses, as well as the increase in the percentage of sales, is a result of our focus on increasing marketing and selling to new customers.  The percentage of VOI sales to new customers increased to 43% in the first quarter of 2022 from 36.5% in the first quarter of 2021. Further, since the first quarter of 2021, Bluegreen opened additional locations where Bluegreen has continued its efforts to market and sell discounted vacation packages.  These discounted vacation marketing programs resulted in the sale of 41,990 vacation packages during the first quarter of 2022. As compared to the first quarter of 2021, this reflects a decrease of approximately 15% in vacation package sales, which we believe is due primarily to the challenging labor market, which impacted staffing levels at our kiosks. The active pipeline of vacation packages increased to 200,627 at March 31, 2022 from 132,142 at March 31, 2021, based on new vacation package sales, net of vacation packages used or expired. While there is no assurance that this will continue to be the case, historically, approximately 40%-42% of vacation packages resulted in a timeshare tour at one of Bluegreen’s resorts with a sales center within twelve months of purchase. In addition to this active pipeline, Bluegreen also has a pipeline of approximately 15,500 vacation packages held by customers who already toured and purchased a VOI. Bluegreen has several programs in place to attempt to reactivate those vacation packages to promote future travel and in turn potential future VOI sales. Selling and marketing expenses are expected to be between 52%-54% as a percentage of system-wide sales for 2022.

General & Administrative Expenses from Sales & Marketing Operations

General and administrative expenses representing expenses directly attributable to sales and marketing operations increased 30% to $10.0 million from $7.7 million during the first quarter of 2022 and first quarter of 2021, respectively. As a percentage of system-wide sales of VOIs, general and administrative expenses attributable to sales and marketing operations were 7% in both the first quarter of 2022 and 2021. As a percentage of sales, general and administrative expenses attributable to sales and marketing operations are typically higher in the first quarter due to the fixed nature of certain costs and the lower seasonal volume typically experienced during the first quarter.    General and administrative expenses representing expenses directly attributable to sales and marketing operations are expected to be between 5%-7% as a percentage of system-wide sales in 2022.

Provision for Loan Losses

The provision for loan losses varies based on the amount of financed, non fee-based VOI sales during the period and Bluegreen’s estimates relating to the future performance on the notes receivable for existing and newly originated loans. The provision for loan losses as a percentage of gross sales of VOIs was approximately 14% during the first quarter of 2022 and was approximately 18% during the first quarter of 2021. The decrease in the provision for loan loss as a percentage of sales during the 2022 period as compared to the 2021 period reflects lower first quarter defaults and relatively higher prepayment rates in the existing portfolio.  The provision for loan losses applied to new loans during the first quarter of 2022 was 23%, which is a slight improvement over the prior year quarter.

Financing Revenue, net of Financing Expense

Interest income on VOI notes receivable increased 16% to $22.1 million in the first quarter of 2022 compared to $19.1 million in the first quarter of 2021 reflecting a higher balance of VOI notes receivable. Interest expense on receivable-backed notes payable decreased 18% to $3.4 million in the first quarter of 2022 compared to $4.2 million in the first quarter of 2021, primarily due to lower balances of outstanding receivable-backed notes payable and a lower weighted-average cost of borrowings.

Resort Operations and Club Management Segment

(dollars in millions)

	Three Months Ended March 31,
	2022	2021	Q1 2022 vs Q1 2021 % Change

Resort operations and club management revenue	$46.2	$43.2	6.8%
Segment adjusted EBITDA	$20.6	$18.2	12.7%
Resorts managed	49	49	—%

In the first quarter of 2022, resort operations and club management revenue increased 7% to $46.2 million from $43.2 million in the prior year quarter due to higher management fees, which impact Segment Adjusted EBITDA, and an increase in cost reimbursement revenue which does not impact Segment Adjusted EBITDA.  Net of cost reimbursement revenue, resort operations and club management revenue increased 6% during the quarter ended March 31, 2022, as compared to the quarter ended March 31, 2021, primarily due to an increase in management fees based on higher resort operating costs.  Segment Adjusted EBITDA increased 13% to $20.6 million in the first quarter of 2022 from $18.2 million in the first quarter of 2021.

Corporate Overhead, Administrative Expenses and Interest Expense

Corporate General and Administrative Expenses

General and administrative expenses were $25.5 million and $25.3 million during the first quarter of 2022 and the first quarter of 2021, respectively.

Interest Expense

Interest expense not related to receivable-backed debt was $4.4 million and $5.6 million during the first quarters of 2022 and 2021, respectively. The decrease in interest expense during the first quarter of 2022 was primarily due to lower outstanding debt balances and lower weighted average cost of borrowings as compared to the first quarter of 2022.

Share Repurchase Program

In August 2021, the Company’s Board of Directors approved a share repurchase program which authorizes the Company, in management’s discretion, to repurchase shares of the Company’s Class A Common Stock and Class B Common Stock from time to time, subject to market conditions and other factors considered by management, at an aggregate purchase price of up to $40 million.  In March 2022, the Company’s board of directors approved an increase in the aggregate cost of the Company’s Class A Common Stock and Class B Common stock that may be repurchased under the Share Repurchase Plan by an additional $50.0 million.  During the three months ended March 31, 2022, the Company repurchased and retired 152,000 shares of Class A Common stock for approximately $4.7 million. As of March 31, 2022, $58.0 million remained available for the repurchase of shares under the Company’s share repurchase program.  In April 2022, through a private transaction, the Company repurchased and retired 450,000 of Class A Common stock for $13.5 million.    The share repurchase program replaced the Company’s previous share repurchase program, which was terminated in connection the adoption of the new program.

Quarterly Dividends Resumed

On April 13, 2022, the Company’s board of directors declared a quarterly cash dividend of $0.15 per share on its Class A and Class B common stock, which totaled approximately $3.0 million in the aggregate, to be paid on May 16, 2022.  The record date for the dividend was May 2, 2022.  The Company also indicated that it intends to continue to declare regular quarterly cash dividends on its Class A and Class B common stock, subject to declaration by, and at the discretion of, the Company’s board of directors and subject to its limitations in its credit facilities.

2022 Securitization Completed

In  April 2022, the Company completed a private offering and sale of approximately $172.0 million of VOI receivable-backed Notes (the "2022-A Term Securitization").  As a result of the 2022-A Term Securitization, availability under the Company’s receivable-backed purchase and credit facilities and corporate credit line increased $80.3 million as of April 28, 2022, subject to eligible collateral and the terms of the facilities, as applicable.

Additional Information

For more complete and detailed information regarding the Company and its financial results, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021,  which was filed with the SEC on March 4, 2022, and its Quarterly Report on Form 10-Q for the three months ended March 31, 2022, which is expected to be filed with the SEC on or about May 5, 2022, and will be available on the SEC's website, https://www.sec.gov, and on the Company’s website, www.BVHCorp.com.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA, System-wide Sales of VOIs, and Free Cash Flow. Please see the supplemental tables herein for how these terms are defined and for reconciliations of such measures to the most comparable GAAP financial measures.

About Bluegreen Vacations:

Bluegreen Vacations Holding Corporation (NYSE: BVH; OTCQX: BVHBB) is a leading vacation ownership company that markets and sells vacation ownership interests and manages resorts in popular leisure and urban destinations.  The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with 68 Club and Club Associate Resorts and access to nearly 11,300 other hotels and resorts through partnerships and exchange networks.  The Company also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services to, or on behalf of, third parties.

For further information, please visit us at:

Bluegreen Vacations Holding Corporation: www.BVHCorp.com

Bluegreen Vacations Holding Corporation Contact Info

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

Telephone: 954-399-7193

Email: Leo.Hinkley@BVHcorp.com

Forward Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar import.  Forward-looking statements involve risks, uncertainties, and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, the risk that the Company is a holding company and, accordingly, will be largely dependent on dividends from Bluegreen to fund its expenses and obligations in future periods, and Bluegreen’s ability to pay dividends will depend on its results and may be limited by the terms of Bluegreen’s indebtedness; risks regarding the amount of shares, if any, which may be repurchased by the Company in the future, the value of any shares repurchased by the Company, the timing of any share repurchases, and the availability of funds for the repurchase of shares; risk that quarterly dividend payments may not be declared at the current level in the future, on a regular basis as anticipated, or at all; risks relating to Bluegreen’s business, operations and financial results; risks related to the COVID-19 pandemic and the recovery from the COVID-19 pandemic, including that the pandemic may continue to be prolonged and any recovery from the pandemic may not favorably impact Bluegreen’s results to the extent anticipated or at all; competitive conditions; labor market conditions, including shortages of labor, and its impact on Bluegreen’s operations and sales; risks relating to our liquidity and the availability of capital; the risk that our allowance for loan losses may not be adequate and, accordingly, may need to be further increased in the future, including if Bluegreen’s default rates increase and exceed expectations, changes in general economic conditions, including increasing interest rates, inflationary trends and supply chain issues; and risks related to if Bluegreen’s efforts to address the actions of timeshare exit firms and the increase in default rates associated therewith are not successful, or otherwise; risks related to our indebtedness, including the potential for accelerated maturities and debt covenant violations; the impact of the COVID-19 pandemic and general economic conditions on Bluegreen’s consumers, including their income, their level of  discretionary spending; the risk that our core strategy of primarily offering a ‘drive-to’ network of resorts will not continue to serve as a growth driver; the risk that resort operations and club management segment may not continue to produce recurring EBITDA and free cash flow; risks that Bluegreen’s current or future marketing alliances and arrangements, including its marketing arrangements with Bass Pro and the Choice Hotels program, may not result in the benefits anticipated, including increased VOI sales and sales efficiencies, that sales from marketing alliances and other arrangements or otherwise may not continue as expected, that any future expansion into additional Bass Pro or Cabela’s stores may not meet Bluegreen’s expectations or goals, and there is no assurance that Bluegreen will continue to have marketing operations at all of the Bass Pro and Cabela’s stores where it currently conducts marketing operations;  the risk that vacation package sales, including those in the pipeline, may not convert to tours and/or VOI sales at anticipated or historical rates; the risk that efforts to reactivate older vacation packages which have not been used may not be successful; the risk that resort occupancies may not continue at historical levels or meet expectations; our and Bluegreen’s ability to successfully implement strategic plans and initiatives, generate earnings and long-term growth, including that the Bluegreen Renewal initiative may not result in increased sales, revenues or efficiencies, or otherwise be successful; risks that construction defects, structural failures or natural disasters at or in proximity to Bluegreen’s resorts, including the condominium collapse which occurred in close proximity to Bluegreen’s resort in Surfside, Florida and which has resulted in the temporary closure of such resort, may cause liabilities that are not adequately covered by insurance and closures of operations that may have a significant adverse impact on our results of operations and cash flow; risks related to expansion of the resort network in existing and to new locations, including that such expansion may not be successful, may increase the Company’s debt and decrease the Company’s free cash flow; risks related to the mix of sales to new customers and existing owners, including that the level of sales to new customers may not be increased or maintained, or support net owner growth in the future; our expectations with respect to fee-based sales as a percentage of system-wide sales, cost of VOIs sold, selling and marketing expense and general and administrative expenses directly attributable to sales and marketing operations for 2022 may not prove to be accurate, and costs may be greater than expected; and the additional risks and uncertainties described in the Company's filings with the SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (including the “Risk Factors” section thereof), which was filed on March 4, 2022, and the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022, which is expected to be filed on May 5, 2022. The Company cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements. In addition, past performance may not be indicative of future results.

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$179,274	$140,225
Restricted cash ($16,238 and $15,956 in VIEs at March 31, 2022
and December 31, 2021, respectively)	46,430	42,854
Notes receivable	621,020	609,429
Less: Allowance for loan losses	(167,403)	(163,107)
Notes receivable, net ($241,460 and $248,873 in VIEs
at March 31, 2022 and December 31, 2021, respectively)	453,617	446,322
Vacation ownership interest ("VOI") inventory	326,707	334,605
Property and equipment, net	88,841	87,852
Intangible assets, net	61,327	61,348
Operating lease assets	31,927	33,467
Prepaid expenses	33,546	25,855
Other assets	37,459	37,984
Total assets	$1,259,128	$1,210,512

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$15,560	$14,614
Deferred income	12,772	13,690
Accrued liabilities and other	105,894	100,131
Receivable-backed notes payable - recourse	22,500	22,500
Receivable-backed notes payable - non-recourse (in VIEs)	323,043	340,154
Note payable to BBX Capital, Inc.	50,000	50,000
Note payable and other borrowing	137,787	97,125
Junior subordinated debentures	135,197	134,940
Operating lease liabilities	36,363	37,870
Deferred income taxes	100,961	95,688
Total liabilities	940,077	906,712
Commitments and Contingencies - See Note 9
Shareholders' Equity
Preferred stock of $0.01 par value; authorized 10,000,000 shares	—	—
Class A Common Stock of $0.01 par value; authorized 30,000,000 shares;
issued and outstanding 16,967,261 in 2022 and 17,118,392 in 2021	169	171
Class B Common Stock of $0.01 par value; authorized 4,000,000 shares;
issued and outstanding 3,664,311 in 2022 and 3,664,412 in 2021	37	37
Additional paid-in capital	169,954	173,909
Accumulated earnings	85,304	69,316
Total Bluegreen Vacations Holding Corporation shareholders' equity	255,464	243,433
Non-controlling interest	63,587	60,367
Total shareholders' equity	319,051	303,800
Total liabilities and shareholders' equity	$1,259,128	$1,210,512

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share data)

	For the Three Months Ended
	March 31,
	2022	2021
Revenue:
Gross sales of VOIs	$115,607	$68,250
Provision for loan losses	(16,579)	(12,319)
Sales of VOIs	99,028	55,931
Fee-based sales commission revenue	24,084	25,718
Other fee-based services revenue	31,207	28,897
Cost reimbursements	18,064	16,608
Interest income	22,198	19,261
Other income, net	548	—
Total revenues	195,129	146,415
Costs and Expenses:
Cost of VOIs sold	11,841	5,169
Cost of other fee-based services	12,765	17,085
Cost reimbursements	18,064	16,608
Interest expense	7,759	9,735
Selling, general and administrative expenses	119,302	90,964
Other expense, net	—	161
Total costs and expenses	169,731	139,722
Income before income taxes	25,398	6,693
Provision for income taxes	(6,190)	(1,189)
Net income	19,208	5,504
Less: Income attributable to noncontrolling interests	3,220	2,530
Net income attributable to shareholders	$15,988	$2,974

Comprehensive income attributable to shareholders	$15,988	$2,974

Basic earnings per share (1)	$0.77	$0.15
Diluted earnings per share (1)	$0.76	$0.15
Basic weighted average number of common shares outstanding	20,778	19,318
Diluted weighted average number of common and common equivalent shares outstanding	20,971	19,318
Cash dividends declared per Class A and B common shares	$—	$—

(1)	Basic and Diluted EPS are calculated the same for both Class A and B common shares.

BLUEGREEN VACATIONS HOLDING CORPORATION

ADJUSTED EBITDA ATTRIBUTABLE TO SHAREHOLDERS RECONCILIATION

	For the Three Months Ended March 31,
	2022	2021
(in thousands)
Net income attributable to shareholders	$15,988	$2,974
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	3,220	2,530
Net Income	19,208	5,504
Add: Depreciation and amortization	3,922	3,851
Less: Interest income (other than interest earned on
VOI notes receivable)	(62)	(133)
Add: Interest expense - corporate and other	4,364	5,572
Add: Provision for income taxes	6,190	1,189
EBITDA	33,622	15,983
Add: Share-based compensation expense (1)	746	—
Gain on assets held for sale	(44)	(24)
Adjusted EBITDA	34,324	15,959
Adjusted EBITDA attributable to the
non-controlling interest	(3,269)	(3,239)
Adjusted EBITDA attributable to shareholders	$31,055	$12,720

The Company defines EBITDA as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by VOI notes receivable) and depreciation and amortization.  The Company defines Adjusted EBITDA as its EBITDA, adjusted to exclude amounts of loss (gain) on assets held for sale, share-based compensation expense, and items that the Company believes are not representative of ongoing operating results.  Accordingly, the Company excludes certain items which it believes are not representative of ongoing operating results, such as severance charges net of employee retention tax credits and incremental costs associated with the COVID-19 pandemic. The Company defines Adjusted EBITDA Attributable to Shareholders as Adjusted EBITDA excluding amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which Bluegreen owns a 51% interest). For purposes of the EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the ordinary operations of Bluegreen’s business.

The Company considers EBITDA, Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders to be indicators of its operating performance, and they are used by the Company to measure its ability to service debt, fund capital expenditures and expand its business. EBITDA and Adjusted EBITDA are also used by companies, lenders, investors, and others because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing the Company’s results as reported under GAAP. The limitations of using EBITDA, Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders as an analytical tool include, without limitation, that EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect (i) changes in, or cash requirements for, the Company’s working capital needs; (ii) the Company’s interest expense, or the cash requirements necessary to service interest or principal payments on its indebtedness (other than as noted above); (iii) the Company’s tax expense or the cash requirements to pay its taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that the Company considers not to be indicative of its future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect any cash requirements for such replacements. In addition, the Company’s definition of Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders may not be comparable to definitions of Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders or other similarly titled measures used by other companies.

BLUEGREEN VACATIONS HOLDING CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION (1)

	For the Three Months Ended March 31,
(in thousands)	2022	2021
Gross sales of VOIs	$115,607	$68,250
Add: Fee-Based sales	35,937	38,797
System-wide sales of VOIs	$151,544	$107,047

(1)

System-wide Sales of VOIs is a non-GAAP measure and represents all sales of VOIs, whether owned by Bluegreen or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in the Bluegreen Vacation Club through the same selling and marketing process Bluegreen uses to sell its VOI inventory. The Company considers system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by its sales and marketing operations without regard to whether Bluegreen or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analysing results as reported under GAAP.

BLUEGREEN VACATIONS HOLDING CORPORATION

FREE CASH FLOW RECONCILIATION (1)

	For the Three Months Ended
	March 31,
(in thousands)	2022	2021
Net cash provided by operating activities	$29,492	$11,969
Purchases of property and equipment	(4,895)	(4,049)
Free Cash Flow	$24,597	$7,920

(1)

Free cash flow is a non-GAAP measure defined as cash provided by operating activities less capital expenditures for property and equipment.  The Company focuses on the generation of free cash flow and considers free cash flow to be a useful supplemental measure of its ability to generate cash flow from operations and is a supplemental measure of liquidity.  Free cash flow should not be considered as an alternative to cash flow from operating activities as a measure of liquidity.  The Company’s computation of free cash flow may differ from the methodology used by other companies.  Investors are cautioned that items excluded from free cash flow are a significant component in understanding and assessing the Company’s financial performance.

BLUEGREEN VACATIONS HOLDING CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended March 31,
	2022		2021
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Bluegreen owned VOI sales(1)	$115,607	76	$68,250	64
Fee-Based VOI sales	35,937	24	38,797	36
System-wide sales of VOIs	151,544	100	107,047	100
Less: Fee-Based sales	(35,937)	(24)	(38,797)	(36)
Gross sales of VOIs	115,607	76	68,250	64
Provision for loan losses (2)	(16,579)	(14)	(12,319)	(18)
Sales of VOIs	99,028	65	55,931	52
Cost of VOIs sold (3)	(11,841)	(12)	(5,169)	(9)
Gross profit (3)	87,187	88	50,762	91
Fee-Based sales commission revenue (4)	24,084	67	25,718	66
Financing revenue, net of financing expense	18,741	12	15,122	14
Other expense	(152)	0	—	0
Other fee-based services, title operations and other, net	2,130	1	1,555	1
Net carrying cost of VOI inventory	(4,056)	(3)	(7,780)	(7)
Selling and marketing expenses	(83,889)	(55)	(58,001)	(54)
General and administrative expense - sales and marketing	(9,961)	(7)	(7,653)	(7)
Operating profit - sales of VOIs and financing	34,084	22%	19,723	18%
Add: Depreciation and amortization	1,649		1,405
Adjusted EBITDA - sales of VOIs and financing	$35,733		$21,128

(1)	Bluegreen owned sales represent sales of VOIs acquired or developed by Bluegreen.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs unless otherwise indicated in the above footnotes.